Exhibit 4.6

CERTIFICATE OF DECREASE

OF

CLASS A COMMON STOCK

OF

SOUTHERN PERU COPPER CORPORATION

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Southern Peru Copper Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

The Board of Directors of the Corporation, by resolution dated May 12,  2005 and pursuant to section 4.9(f) of the Corporation's Restated Certificate of Incorporation, duly authorized and directed that the number of shares of the Corporation’s Class A Common Stock, a series of the Corporation's authorized capital stock, be decreased from 65,900,833 shares to 0 shares.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Secretary on May 19, 2005.

SOUTHERN PERU COPPER CORPORATION

By	/s/ Armando Ortega
Armando Ortega
Secretary